EXHIBIT 10.65
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
       by and between
AMERITEL COMMUNICATIONS, INC.
          and
FOOTHILL CAPITAL CORPORATION
Dated as of April 14, 1999

	AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of April 14, 1999, by and between FOOTHILL CAPITAL CORPORATION, a California corporation, in its capacity as a lender ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and Northpark Town Center, Bldg. 400, Suite 1450, 1000 Abernathy Road, N.E., Atlanta, Georgia 30328, and AMERITEL COMMUNICATIONS, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 6115A Jimmy Carter Blvd., Norcross, Georgia 30071.

	WITNESSETH:

WHEREAS, Borrower and Foothill entered into that certain
Loan and Security Agreement dated as of June 5, 1998, as modified and amended by those certain letter agreements dated as of November 18, 1998, December 1, 1998, December 22, 1998, January
13, 1999, February 8, 1999, February 18, 1999 and March 5, 1999
(the "Prior Loan Agreement"); and

WHEREAS, Borrower has requested that certain terms and conditions of the Prior Loan Agreement be amended to, among other things, restructure the existing credit facilities and provide for an additional multiple draw term loan in an amount up to $7,000,000; and

WHEREAS, the parties hereto have agreed to the requested amendments in the manner and upon the terms and conditions set forth herein; and

WHEREAS, the Borrower acknowledges and agrees that the security interests granted to Foothill pursuant to the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement), shall remain outstanding and in full force and effect in accordance with the Prior Loan Agreement and shall continue to secure the Obligations (as defined herein); and

WHEREAS, each of the parties hereto acknowledges and agrees that (i) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Prior Loan Agreement) arising in connection with the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement) executed in connection therewith; (ii) the parties hereto intend that the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Prior Loan Agreement) under the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement) executed in connection therewith as amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; and (iii) all Liens (as defined in the Prior Loan Agreement) evidenced by the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and

WHEREAS, each of parties hereto intends that (i) the provisions of the Prior Loan Agreement and the other Loan Documents (as defined in the Prior Loan Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby, be hereby superseded and replaced by the provisions hereof and of the other Loan Documents (as defined herein), but do not extinguish, the Obligations (as defined in the Prior Loan Agreement) arising under the Prior Loan Agreement; and (ii) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and adequacy of all of the foregoing as legally sufficient consideration being hereby acknowledged, the Borrower and Foothill each do hereby agree that the Prior Loan Agreement is amended and restated to read as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1	Definitions
   As used in this Agreement, the following terms shall have the following definitions:

"Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

"Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the sale or lease of General Intangibles relating to the provision of telecommunications services, or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

"Advances" has the meaning set forth in Section 2.1(a).

"Affiliate" means, as applied to any Person, any other
Person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such
Person.   For purposes of this definition, "control" means the
possession, directly or indirectly, of the power to vote 5% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

"Agreement" has the meaning set forth in the preamble hereto.

"Ameritel P.R." means Ameritel Communications of
Puerto Rico, Inc., a Puerto Rico corporation.

"Authorized Person" means any officer or other employee of Borrower.

"Availability" means, as of any date of determination, the aggregate amount of Advances that Borrower would be entitled to borrow on such date under the terms of this Agreement
(including Section 2.1) after taking into account the outstanding balance of Advances, the Tranche A Term Loan and the Letters of Credit.

"Bankruptcy Code" means the United States Bankruptcy
Code 11 U.S.C. sec. 101 et seq.), as amended, and any successor statute.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

"Borrower" has the meaning set forth in the preamble to this Agreement.

"Borrowing Base" has the meaning set forth in Section
2.1(a).

"Budget" means the budget of Borrower attached hereto as Exhibit B-1, or any successor budget submitted by Borrower to Foothill pursuant to Section 6.3 and approved by Foothill in its sole discretion.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

"Carrier" means any provider of cellular telecommunications or pager access with whom Borrower from time to time does business.

"Carrier Agreement" means each contract or agreement in effect between Borrower and a Carrier.

"Carrier Consent Agreement" means an agreement by a Carrier in favor of Borrower, that is in form and substance satisfactory to Foothill, or that may be assigned to the Foothill and is in fact so assigned, and that is in full force and effect, whereby the Carrier consents to the grant of a security interest in favor of Foothill in the Carrier Agreement then in effect between Borrower and the applicable Carrier.

"Celltech" means Celltech Information Systems, Inc., a
Delaware corporation.

"Celltech Agreement" means the agreement dated as of June 5, 1998, as modified by the First Amendment to Celltech Agreement of even date herewith, by Celltech in favor of Borrower, that is in form and substance satisfactory to Foothill, and that is in full force and effect, whereby Celltech consents to the grant of a security interest in favor of Foothill in the agreements then in effect between Borrower and Celltech, and agrees to permit Foothill to assume Borrower's rights under any such agreements upon the occurrence of a Default or Event of Default hereunder.

"Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than ten percent (10%) of the total voting power of all classes of Stock then outstanding of Borrower entitled to vote in the election of directors; provided, however, that "Change of Control" shall not apply to either the conversion, whether in whole or in part, of the Preferred Stock by the Purchasers or Zuckerman, as an individual shareholder, to common stock of USCI or to the conversion, whether in whole or in part of the Tranche B Terms to equity of Borrower or USCI; provided, further that "Change of Control" shall apply to any subsequent sale by a Purchaser or Zuckerman, as an individual shareholder, to any Person of more than ten percent (10%) of the total shareholder voting power of Borrower.

"Closing Date" means the date of the first to occur of the making of the initial Advance, the issuance of the initial
Letter of Credit, or the funding of the Initial Term Loan.

"Code" means the California Uniform Commercial Code.

"Collateral" means all of Borrower's right, title and interest in and to each of the following:

(a)	the Accounts,
(b)	Borrower's Books,
(c)	the Equipment,
(d)	the General Intangibles,
(e)	the Inventory,
(f)	the Negotiable Collateral,
(g)	any money, or other assets of Borrower that now
or hereafter come into the possession, custody, or control of
Foothill, and
(h)	the proceeds and products, whether tangible or
intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

"Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Communications Act" means the Communications Act of
1934, as amended, 47 U.S.C.  sec. 151 et seq.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

"Consolidated Capital Expenditures" means, as of any date of determination, the aggregate amount of all capital expenditures of USCI and each of its Subsidiaries, that would, on a consolidated basis in accordance with GAAP, be classified on a balance sheet or a statement of cash flows as capital expenditures during the relevant accounting period.

"Copyright Security Agreement" means that certain
Copyright Security Agreement dated as of June 5, 1998, as modified and amended by the First Amendment to Copyright Security
Agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill with respect to the pledge of all copyrights of Borrower to Foothill.

"Daily Balance" means the amount of an Obligation owed at the end of a given day.

"deems itself insecure" means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Designated Account" means account number
[]of Borrower maintained with Borrower's Designated
Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

"Designated Account Bank" means First Union National
Bank, whose office is located at Atlanta, Georgia, and whose ABA number is [].

"Dilution" means, in each case based upon the experience of the immediately prior 90 days, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a).

"Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

"Dollars or $" means United States dollars.

"Early Termination Premium" has the meaning set forth in Section 3.6.

"Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business, net of unapplied cash, that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

(a)	Accounts that the Account Debtor has failed to
pay within sixty (60) days of invoice date;

(b)	Accounts owed by an Account Debtor or its
Affiliates where fifty percent (50 %) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c)	Accounts with respect to which the Account Debtor
is an employee, Affiliate, or agent of Borrower;

(d)	Accounts with respect to which goods are placed
on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(e)	Accounts that are not payable in Dollars or with
respect to which the Account Debtor: (i) does not maintain its residence or chief executive office in the United States, or (ii) is not an individual and is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (w) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill,
(y) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (z) the Account is due from an Account Debtor whose residence or chief executive office is located in Puerto Rico and meets all other requirements for eligibility hereunder;

(f)	Accounts with respect to which the Account Debtor
is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31
U.S.C.    3727), or (ii) any State of the United States
(exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

(g)	Accounts with respect to which the Account Debtor
has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of such right of set off, dispute, or claim;

(h)	Accounts with respect to which the Account Debtor
has made any deposit with Borrower, to the extent of such deposit;

(i)	Accounts with respect to an Account Debtor whose
total obligations owing to Borrower exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(j)	Accounts with respect to which the Account Debtor
is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)	Accounts the collection of which Foothill, in its
reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

(l)	Accounts with respect to which any goods giving
rise to such Account have not been shipped and delivered to and accepted by the Account Debtor, any General Intangibles relating to the provision of telecommunications services giving rise to such Account have not been provided to and accepted, consumed, or utilized by the Account Debtor, or the Account otherwise does not represent a final sale;

(m)	Accounts arising as a result of the provision of
telecommunication services performed and accepted, consumed, or utilized by an Account Debtor that have not been billed to such Account Debtor;

(n)	Accounts with respect to which the Account Debtor
is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

(o)	Accounts due from or billed through a call
transaction clearinghouse or a billing and collection clearinghouse that has not executed and delivered, in favor of Foothill, an agreement with respect to the respective rights of any such clearinghouse and Foothill in connection with such Accounts, in form and substance satisfactory to Foothill;

(p)	Accounts due from any Account Debtor to Ameritel
P.R. or U.S. Communications, provided, that Accounts due to Borrower (as opposed to Ameritel P.R. or U.S. Communications) from any Account Debtor whose residence or chief executive office is located in Puerto Rico and that meet all other requirements for eligibility hereunder shall not be rendered ineligible by this clause (p);

(q)	Accounts with respect to which as of any date of
determination Borrower has received but not yet applied Collections to reduce the outstanding balance thereof, to the extent of such Collections received but not yet applied; and

(r)	Accounts that represent progress payments or
other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

"Eligible Cellular Phone Subscribers" means, as of any date of determination, each current subscriber to Borrower's cellular telecommunications services, who has entered into a contract with Borrower for the provision of such services and such contract remains in full force and effect as of any such date of determination, and who (a) are active subscribers and who have not delivered any notice to Borrower that such Account Debtor shall discontinue such subscription, or (b) has not failed to pay any Accounts due to Borrower within ninety (90) days of invoice date; provided, however, that any such subscriber who has asserted a Permitted Subscriber Protest with respect to the portion of an Account owned by such subscriber that is ninety
(90) days or more past due shall remain an Eligible Cellular Phone Subscriber. Anything in the foregoing to the contrary notwithstanding, (i) Eligible Cellular Phone Subscribers shall not include (A) any subscribers to Borrower's pager services who are not also subscribers to Borrower's cellular telephone services, and (B) Prepaids, as set forth in the Budget, and (ii) at all times there shall be deducted from the numbers of subscribers who otherwise would be Eligible Cellular Phone Subscriber a reserve equal to 1,000 subscribers, representing an estimate of potentially unbillable subscribers, or such other number of subscribers as determined by Foothill in its credit judgment from time to time after the Closing Date.

"Equipment" means all of Borrower's present and.
hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,
(a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

"ERISA" means the Employee Retirement Income Security
Act of 1974, 29 U.S.C.     1000 et seq., amendments thereto,
successor statutes, and regulations or guidance promulgated thereunder.

"ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b),
(b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

"ERISA Event" means (a) a Reportable event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041 (c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan,
(e) any event or condition (i) that provides a basis under
Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

"Escrow Agreement" means that certain Escrow Agreement of even date herewith between Purchasers, Zuckerman, as agent for the Purchasers, and Borrower.

"Event of Default" has the meaning set forth in
Article 8 herein.

"Exchange Act" means the Securities Exchange Act of
1934, as amended, and any successor statute thereto.

"FCC" means the Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

"FCC Rules" means Title 47 of the Code of Federal
Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

"FEIN" means Federal Employer Identification Number.

"First Amendment and Reaffirmation of General
Continuing Guaranties" means those certain First Amendment and Reaffirmation of General Continuing Guaranties of even date herewith executed by each of the Guarantors and Foothill, in form and substance satisfactory to Foothill.

"First Amendment to Celltech Agreement" means that certain First Amendment to Celltech Agreement of even date herewith executed by Borrower, Celltech and Foothill, in form and substance satisfactory to Foothill.

"First Amendment to Copyright Security Agreement" means that certain First Amendment to Copyright Security
Agreement of even date herewith between Borrower and Foothill, in form and substance satisfactory to Foothill.

"First Amendment to Guarantor Security Agreements" means those certain First Amendment to Guarantor Security
Agreements of even date herewith executed by each of the Guarantors and Foothill, in form and substance satisfactory to Foothill.

"First Amendment to Guarantor Stock Pledge Agreement" means that certain First Amendment to Stock Pledge Agreement of even date herewith between USCI and Foothill, in form and substance satisfactory to Foothill.

"First Amendment to License Agreement" means that certain First Amendment to License Agreement of even date herewith between Borrower and Foothill, in form and substance satisfactory to Foothill.

"First Amendment to Trademark Security Agreement" means that certain First Amendment to Trademark Security
Agreement of even date herewith between Borrower and Foothill, in form and substance satisfactory to Foothill.

"Foothill" has the meaning set forth in the preamble to this Agreement.

"Foothill Account" has the meaning set forth in  2.7.

"Foothill Expenses" means all:  costs or expenses
(including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

"Funding Date" means the date on which an Advance occurs.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

"Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

"Governmental Authority" shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Guaranties" means those certain General Continuing
Guaranties dated as of June 5, 1998, as modified and amended by the First Amendment and Reaffirmation of General Continuing Guaranties, executed by each of the Guarantors in favor of Foothill, in form and substance satisfactory to Foothill.

"Guarantors" means USCI and U.S. Communications.

"Guarantor Security Agreements" means those certain
Security Agreements dated as of June 5, 1998, as modified and amended by the First Amendment to Guarantor Security Agreements, executed by each of the Guarantors in favor of Foothill, in form and substance satisfactory to Foothill.

"Guarantor Stock Pledge Agreement" means that certain
Stock Pledge Agreement dated as of June 5, 1998, as modified and amended by the First Amendment to Stock Pledge Agreement, in form and substance satisfactory to Foothill, executed and delivered by USCI to Foothill, with respect to the pledge of the capital Stock of each of USCI's Subsidiaries to Foothill.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Inactive Subsidiaries" means (a) Blue Chip Marketing,
Inc., a Delaware corporation, (b) Interactive Display Technologies, Inc., a Delaware corporation, (c) International Cellular Communications, Ltd., a Delaware corporation, (d) U.S. Paging Services, Inc., a Delaware corporation, (e) U.S. Personal Communications, Inc., a Delaware corporation, and (f) Wireless Communication Centers, Inc., a Delaware corporation

"Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

"Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

"Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"L/C" has the meaning set forth in Section 2.2(a).

"L/C Guaranty" has the meaning set forth in Section
2.2(a).

"Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

"Letter of Credit Usage" means the sum of (a) the undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.

"License Agreement" means the License Agreement dated as of June 5, 1998, as modified by the First Amendment to License
Agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill.

"Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

"Loan Account" has the meaning set forth in Section 2.10.

"Loan Documents" means this Agreement, the Participation Agreement, the Disbursement Letter, the Letters of Credit, the Lockbox Agreements, the Copyright Security Agreement, the Trademark Security Agreement, the License Agreement, the Side Letter Agreement, the Guaranties, the Guarantor Security Agreements, the Guarantor Stock Pledge Agreement, any note or notes executed by Borrower and payable to Foothill, the Radio Shack Subordination Agreement, the Celltech Agreement, the Carrier Consent Agreements, and any other agreement entered into, now or in the future, in connection with this Agreement.

"Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

"Lockbox Agreements" means those certain Lockbox operating Procedural Agreements and those certain Depository
Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

"Lockbox Banks" means First Union National Bank.

"Lockboxes" has the meaning set forth in Section 2.7.

"Market Price" means, with respect to shares of Stock of USCI consisting of common stock, as of any date of determination the greater of (a) the average of the last reported closing bid and asked prices on any national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market as of the end of the Business Day immediately preceding such date of determination, (b) one tenth of the sum of the average of the reported closing bid and asked prices on any national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market for each the 10 business days immediately preceding such date of determination, and (c) if not listed on a national securities exchange or quoted on Nasdaq, the average of the last reported closing bid and asked prices as reported in the "pink sheets" or other standard compilation of quotations by market makers in the over-the-counter market.

"Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

"Material Carriers" means the Carriers identified on Schedule M-1.

"Maturity Date" means June 5, 2002.

"Maximum Amount" means $20,000,000.

"Maximum Foothill Amount" means $10,500,000.

"Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

"Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.

"Obligations" means all loans, Advances, the Tranche A
Term Loan, the Tranche B Term Loan, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

"Overadvance" has the meaning set forth in Section 2.5.

"Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan
Documents.

"Participation Agreement" means that Agreement by and between Foothill, the Purchasers and Zuckerman, as agent for the Purchasers, dated as of the date hereof, whereby the Purchasers purchased an one hundred percent (100%) interest in the Tranche B Term Loans and agreed, subject to the terms thereof, to make funds available through Purchasers' Agent as required to fund the Tranche B Commitment.

"PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

"Permitted Celltech Dispute" means one or more good faith disputes, in an amount not to exceed $50,000 in the aggregate at any one time, initiated by Borrower with respect to amounts due to Celltech in connection with any agreement entered into between Borrower and Celltech for the provision of billing services to Borrower by Celltech.

"Permitted Liens" means (a) Liens held by Foothill,
(b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) Liens granted to Radio Shack to the extent contemplated by the Radio Shack Subordination Agreement and so long as they have been subordinated to Foothill pursuant to the Radio Shack Subordination Agreement, (e) (i) the interests of lessors under operating leases, and (ii) purchase money Liens and the interests of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is not an Event of Default under Section 8.14 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (j) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (k) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

"Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment to the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

"Permitted Subscriber Protest" means a good faith dispute made by any Account Debtor who is a current subscriber to Borrower's cellular telephone services with respect to the Account of such Account Debtor.

"Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

"Preferred Stock" means, collectively, USCI's 6%
Series A, B, C and D Convertible Preferred Stock.

"Prior Loan Agreement" has the meaning set forth in the first recital paragraph hereof.

"Purchasers" means JNC Opportunity Fund Ltd., George
Karfunkel, Michael Karfunkel, Forster Trading, Ltd., Alan Cohen,
Jeff Rubin, Robert Cohen, Jeffrey Cohen, Allison Cohen, and
Leonore Cohen.

"Purchasers' Agent" means any Person designated by Purchasers as their agent pursuant to the Escrow and the Participation Agreement.

"Radio Shack" means Radio Shack, a division of Tandy
Corporation, a Delaware corporation.

"Radio Shack Agreements" means (a) that certain
Forbearance Agreement, dated as of May 13, 1998, between Borrower and Radio Shack, (b) that certain Cellular Radiotelephone Service Referral Agreement, dated as of October 1, 1997, and (c) the Radio Shack Side Letter Agreement, as the same may from time to time be amended, modified, renewed, extended or restated.

"Radio Shack Side Letter Agreement" means that certain side letter agreement between Radio Shack and USCI, in form and substance satisfactory to Foothill.

"Radio Shack Subordination Agreement" shall mean that certain Subordination Agreement dated as of June 5, 1998, in form and substance satisfactory to Foothill, executed and delivered by Radio Shack with respect to the subordination of all present and future Liens of Radio Shack in and to the Collateral.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

"Reference Rate" means the variable rate of interest, per annum, most recently announced by Wells Fargo Bank, N.A., or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

"Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

"Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person,
(b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Subscriber Cellular Ending Balance" means that line item as set forth in the Budget.

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

"Total A/R Collections" means that line item as set forth in the Budget.

"Total Revenue" means that line item as set forth in the Budget.

"Trademark Security Agreement" means that certain
Trademark Security Agreement dated as of June 5, 1998, as modified by the First Amendment to Trademark Security Agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill with respect to the pledge of all trademarks of Borrower to Foothill.

"Tranche A Term Loan" has the meaning set forth in Section 2.3.

"Tranche B Commitment" has the meaning set forth in Section 2.4.

"Tranche B Loan Account" has the meaning set forth in Section 2.10.

"Tranche B Term Loan" has the meaning set forth in Section 2.4.

"USCI" means USCI, Inc., a Delaware corporation.

"U.S. Communications" means U.S. Communications, Inc., a Delaware corporation.

"Voidable Transfer" has the meaning set forth in Section 15.8.

"Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the Year 2000.

"Zuckerman" means Howard Zuckerman as the initial
Purchasers' Agent  under the Participation Agreement and Escrow
Agreement.

1.2	Accounting Terms
All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term

"financial statements" shall include the notes and schedules thereto. Whenever the term "USCI" is used in respect of a financial covenant or a related definition, it shall be understood to mean USCI on a consolidated basis unless the context clearly requires otherwise.

1.3	Code   Any terms used in this
Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.


1.4 	Construction .   Unless the
context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5	Schedules and Exhibits
 .   All of the schedules and exhibits attached to this
Agreement shall be deemed incorporated herein by reference.

2.0 	LOAN AND TERMS OF PAYMENT.
2.1	Revolving Advances.
(a)	Subject to the terms and conditions of this Agreement,
Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of
(i) the Maximum Foothill Amount less the Letter of Credit Usage, and less the outstanding principal balance of the Tranche A Term Loan as of such date, or (ii) the Borrowing Base less the Letter of Credit Usage (excluding the first $1,000,000 of Letter of Credit Usage). For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

(y) the lesser of (i) eighty percent (80%) of Eligible Accounts, and (ii) an amount equal to aggregate amount of the Collections remitted by or on behalf of the Borrower to Foothill during the immediately preceding sixty
(60) day period, minus

(z)	the aggregate amount of reserves, if any,
established by Foothill under Section 2.1(b).

(b)	Anything to the contrary in Section 2.1(a) above
notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts if it determines that (i) there has occurred a Material Adverse Change, (ii) there exist any excise tax obligations that are past due and unpaid by Borrower; (iii) there exist any accounts payable due from Borrower to any Carrier under any Carrier Agreement that remain unpaid more than sixty (60) days from the invoice date; or (iv) there exist any accounts payable due from Borrower to any retailer in connection with the sale of subscriptions to Borrower's telephone services by such retailer or to a billing service provider in connection with the provision of billing or collection services to Borrower that remain unpaid more than sixty (60) days from the invoice date; provided, however, that in the event that Borrower shall elect to pay any amount due from Borrower to any Carrier that remains unpaid more than sixty (60) days from the invoice date therefor or any amount due to any retailer in connection with the sale of subscriptions to Borrower's telephone services by such retailer or to a billing service provider in connection with the provision of billing or collection services to Borrower and with respect to which Foothill shall have established a reserve pursuant to the foregoing clause, then Foothill shall release the applicable reserve to permit, so long as the other conditions to borrowing hereunder are satisfied, Borrower to make such payment therefrom, provided further, however, that Borrower's failure to make any such payment following the release of any such reserve shall constitute an Event of Default.

(c)	Foothill shall have no obligation to make Advances
hereunder to the extent they would cause the outstanding
Obligations to exceed the Maximum Foothill Amount.

(d)	Amounts borrowed pursuant to this Section 2.1 may be
repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(e)	Each Advance, subject to Availability, shall be made
upon Borrower's irrevocable request therefor delivered to Foothill (which notice must be received by Foothill no later than 1:00 p.m. (Atlanta, Georgia time) on the Funding Date specifying
(i) the amount of the Advance; and (ii) the requested Funding Date, which shall be a Business Day.

2.2 	Letters of Credit.

(a)	Subject to the terms and conditions of this Agreement,
Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. On the Closing Date, Foothill will issue Letters of Credit in the aggregate face amount of $1,000,000 to Carriers as designated by Borrower. Foothill shall have no obligation to issue any other Letter of Credit if any of the following would result:

(1)	Letter of Credit Usage (excluding $1,000,000 of
Letter of Credit Usage) would exceed the Borrowing Base less the amount of outstanding Advances; or

(2)	Letter of Credit Usage would exceed the lower
of: (x) the Maximum Foothill Amount, less the amount of outstanding Advances, less the outstanding principal balance of the Term Loans as of such date; or (y) $5,000,000.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than sixty
(60) days prior to the Maturity Date and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

(b)	Borrower hereby agrees to indemnify, save, defend, and
hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

(c)	Borrower hereby authorizes and directs any bank that
issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

(d)	Any and all charges, commissions, fees, and costs
incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

(e)	Immediately upon the termination of this Agreement,
Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to one hundred five percent (105%) of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit.
At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

(f)	If by reason of (i) any change in any applicable law,
treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

(A)	any reserve, deposit, or similar requirement is
or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

(B) 	there shall be imposed on the issuing bank or
Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;


and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.3 	Tranche A Term Loan
  Foothill has made a term loan (the "Tranche A Term Loan") to Borrower in the original principal amount of $7,500,000.
Borrower acknowledges and agrees that the full principal amount of the Tranche A Term Loan was advanced to Borrower under the Prior Loan Agreement. The Tranche A Term Loan shall be repaid in equal monthly installments of principal in the amount of $83,333.
 Each such installment shall be due and payable on the first day of each month commencing on May 1, 1999, and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of the Tranche A Term Loan is paid in full. In addition to the regularly scheduled monthly principal installments due and payable on the Tranche A Term Loan, in the event the Subscribers Cellular Ending Balance multiplied by $225 is less than the then current principal amount outstanding on the Tranche A Term Loan as of the end of any given month and as set forth on the monthly collateral reports to be provided pursuant to Section 6.2, Borrower shall make an additional principal payment on the Tranche A Term Loan in the amount of such deficit.
 Any such payment shall be applied to the remaining installments on the Tranche A Term Loan in the inverse order of maturity. The outstanding principal balance and all accrued and unpaid interest under the Tranche A Term Loan shall be due and payable on the earlier of the Maturity Date and the date of termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of the Tranche A Term Loan may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon thirty
(30) days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the remaining installments due on the Tranche A Term Loan in the inverse order of their maturity. Amounts borrowed as the Tranche A Term Loan and repaid may not be reborrowed. All amounts outstanding under the Tranche A Term Loan shall constitute Obligations.

2.4 	 Tranche B Term Loan
(a)	Subject to the terms and conditions of this Agreement
and the Participation Agreement, Foothill agrees to lend to Borrower a series of non-revolving term loans (each a "Tranche B Term Loan" and all of which shall be referred to as the "Tranche B Term Loans") in the aggregate original principal amount equal to $7,000,000 (the "Tranche B Commitment").

(b)	Foothill shall make each such Tranche B Term Loan,
subject to Borrower's delivery of written request therefor to Foothill by not less than two (2) Business Days prior to the date any such requested Tranche B Term Loan is to be advanced to Borrower, at such times and, subject to the limitations contained
thereon in this Section 2.4.   Each such Tranche B Term Loan
shall be in a minimum principal amount of the lesser of (i) $25,000, or (ii) the then unfunded balance of the Tranche B Commitment. The initial Tranche B Term Loan shall be funded on
the Closing Date in the amount of $2,000,000.   Subject to the
notice requirement set forth above, each subsequent Tranche B Term Loan shall be available on any date that (i) the requirements of Sections 3.1 and 3.2 are satisfied and (ii) there exists no Availability under Section 2.1. Notwithstanding the foregoing, however, the total amount advanced as Tranche B Term Loans in any one calendar month shall not exceed one hundred fifteen percent (115%) of the amount set forth for a respective month's "Net Cash Flow", as that term is set forth in the Budget.

(c)	Foothill shall have no obligation to make any Tranche
B Term Loan hereunder (i) to the extent that the making thereof would cause the then outstanding amount of Tranche B Term Loans to exceed the Tranche B Commitment and (ii) if Purchasers' Agent fails to provide funds to Foothill for advancing a Tranche B Term Loan in accordance with the terms of the Participation Agreement requiring Purchasers to provide funds not less than one (1) Business Day prior to the date any requested Tranche B Term Loan is to be advanced to the Borrower.

(d)	Commencing on January 1, 2000 and continuing on the
first day of each month thereafter, at the option of Purchasers' Agent, the Tranche B Term Loan shall be repaid in no less than ninety (90) equal monthly installments of principal; provided, however, (a) that the Tranche B Term Loan may not be amortized in an amount which results in its being paid before the other Obligations owing to Foothill hereunder have been paid and
(b) that no such principal payment shall be made (i) if, at the time of the proposed principal payment, any accounts payable of Borrower are more than sixty (60) days past due, (ii) if, prior to giving effect to the proposed principal payment, Availability would be less than $750,000, or (iii) if, at the time of the proposed principal payment, a Default or Event of Default exists or would be caused thereby. The outstanding principal balance and all accrued and unpaid interest under the Tranche B Term Loans shall be due and payable on the earlier of the Maturity Date and the date of termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. Upon not less than sixty-one (61) days prior written notice by Purchasers' Agent to Foothill and Borrower, all or any portion of the Tranche B Term Loans may be converted to equity of Borrower or USCI. Unless and until they are converted to equity of Borrower or USCI, the Tranche B Term Loans shall constitute Obligations.

2.5 	Overadvances .   If, at any
time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1. or 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1. or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under
Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit; provided, however, that, anything contained in the foregoing to the contrary notwithstanding, if, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to
Section 2.3 are greater than the limitations set forth in Section 2.3, any such amount shall be immediately repaid from the proceeds of an Advance under Section 2.1 to the extent such amounts are available thereunder, and to the extent any such amounts are not available thereunder, then such amounts shall constitute an Overadvance and shall be subject to repayment as set forth above.

2.6 	Interest and Letter of Credit Fees:  Rates, Payments,
and Calculations.
(a)	Interest Rate.   Except as provided in clause (b)
below, (i) all Obligations (except for undrawn Letters of Credit, the Tranche A Term Loan and the Tranche B Term Loans) shall bear interest at a per annum rate of one and one half percent (1.5%) above the Reference Rate, and (ii) the Tranche A Term Loan and the Tranche B Term Loans shall bear interest at a per annum rate of two and one half percent (2.5%) above the Reference Rate; provided, however, that, effective as of the second (2nd) Business Day after Borrower delivers USCI's audited year end financial statements for the year ended December 31, 1999 in accordance with Section 6.3(b), in the event such financial statements confirm that Borrower's "Total Revenues" and "Total A/R Collections" for the year ended December 31, 1999 and Subscriber Cellular Ending Balance as at December 31, 1999 were equal to or exceeded eighty-five percent (85%) of such line items as set forth on the Budget for such period and as of such date, then the Tranche A Term Loan and Tranche B Term Loans shall bear interest at a per annum rate of one and one half percent (1.5%) above the Reference Rate.

(b)	Letter of Credit Fee.   Borrower shall pay Foothill a
fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to two percent (2%) per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

(c)	Default Rate.   Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit, the Tranche A Term Loan and the Tranche B Term Loans) shall bear interest at a per annum rate equal to three and one half percent (3.5%) above the Reference Rate, (ii) the Tranche A Term Loan and the Tranche B Term Loans shall bear interest at a per annum rate equal to four and one half percent (4.5%) above the Reference Rate, and (iii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to four percent (4%) per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

(d)	Minimum Interest.   In no event shall the rate of
interest chargeable hereunder for any day be less than seven percent (7.0%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

(e)	Payments.   Interest and Letter of Credit fees payable
hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest on the Tranche B Term Loans shall be paid only if (i) Availability exists to pay such interest and (ii) no Default or Event of Default exists or would be caused thereby. Any interest on the Tranche B Term Loans that may not be paid because of the restrictions set forth in the preceding sentence shall accrue until such time as it may be paid in accordance with such provision. All other interest, Letter of Credit fees and Foothill Expenses shall be payable by Borrower directly to Foothill. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge any interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Tranche A Term Loan and the Tranche B Term Loans, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due (except interest due on the Tranche B Term Loans, but for which payment is not permitted in accordance with this Section 2.6(e), which interest shall accrue in accordance with this Section 2.6(e)) shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.


(f)	Computation.   The Reference Rate as of the date of
this Agreement is seven and three quarters of one percent (7.75%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(g)	Intent to Limit Charges to Maximum Lawful Rate.   In
no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7	Collection of Accounts.
   Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account, or to Banco Popular so long as all such Collections deposited to Banco Popular are subject to a blocked deposit account agreement satisfactory to Foothill. No Lockbox Agreement or arrangement contemplated thereby or blocked deposit account agreement with Banco Popular shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account or the Banco Popular account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.


2.8	Crediting Payments; Application of Collections.   The
receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for two (2) Business Days of `clearance' or `float' at the rate set forth in Section 2.6(a)(i) or Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board two (2) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging two (2) Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

2.9	Designated Account.
  Foothill is authorized to make Advances, the Letters of Credit, and the Tranche A Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Tranche B Term Loans requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance and the Tranche B Term Loans requested by Borrower and made by Foothill after receiving funds from Purchasers' Agent for the Tranche B Term Loans hereunder shall be made to the Designated Account.


2.10	Maintenance of Loan Account; Statements of Obligations
Statements of Obligations .   Foothill shall maintain an account
on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances, and the Tranche A Term Loan made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations (other than payment Obligations in respect of the Tranche B Term Loans) of Borrower. Borrower acknowledges that Purchasers' Agent will maintain an account on its books in the name of Borrower (the "Tranche B Loan Account") on which Borrower will be charged with all Tranche B Term Loans made to Borrower or for Borrower's account, including accrued interest and any other payment Obligations of Borrower with respect to the Tranche B Term Loans. In accordance with Section 2.8, the Loan Account will be credited with payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank; provided, however, any amount received by Foothill and due on account of the Tranche B Term Loans shall be paid as set forth in
Section 2.12(b) and shall be credited to the Tranche B Loan Account maintained by Purchasers' Agent. Foothill shall render statements regarding the Loan Account and the Tranche B Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be issued at least monthly and shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill, with a copy to Purchasers' Agent, written objection thereto describing the error or errors contained in any such statements. Any statement rendered by Foothill with respect to the Tranche B Term Loans will be based on information provided to Foothill by Purchasers' Agent for which Foothill will bear and incur no individual responsibility or obligation to Borrower and for which Foothill makes no representations and warranties concerning the accuracy of the information provided or to be provided to it with respect to the Tranche B Loan Account.

2.11	Fees .   Borrower shall pay to Foothill the following fees:

(a)	Intentionally omitted.

(b)	Annual Facility Fee.  On June 5 of each year, an
annual facility fee in an amount equal to one half of one percent
(0.50%) of the Maximum Foothill Amount;

(c)	Success Fee.  Upon the earlier of termination of this
Agreement or the maturity of the Obligations, whether by its terms, by prepayment, by acceleration, or otherwise, a success fee, which shall be fully earned and non-refundable on the Closing Date, in the amount of $200,000.00.

(d)	Financial Examination, Documentation, and Appraisal
Fees.   Foothill's customary fee of $650 per day per examiner,
plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and

(e)	Servicing Fee.  On the first day of each month during
the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $5,000.

2.12	Payments.

(a)	Payments by Borrower.

(i)	All payments to be made by Borrower shall be made
without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower in respect of the Obligations shall be made to Foothill. Notwithstanding the foregoing, all payments made after the occurrence and during the continuance of a Default or Event of Default and all payments on account of liquidation or sale of Collateral (regardless of when made) shall be made to Foothill. Such payments shall be made to Foothill at its address set forth in Section 12, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Foothill after 11:00 a.m. (California time), at the option of Foothill, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)	Whenever any payment is due on a day other than a
Business Day, such payment shall be made on the following
Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(b)	Apportionment and Application of Payments.

(i)	Except upon the occurrence and during the
continuance of an Event of Default, all payments (other than payments specifically relating to principal or interest on the Tranche A Term Loan or the Tranche B Term Loans or specific Advances and payments of specific fees) shall be applied, first, to pay any fees or expense reimbursements then due to Foothill from Borrower; second, to pay interest due in respect of all Advances; third, to pay principal of Advances and unreimbursed obligations in respect of Letters of Credit; fourth, to cash collateralize any issued and outstanding Letters of Credit; fifth, to pay principal and accrued and unpaid interest in respect of Tranche A Term Loan; sixth, to pay any other Obligations due to Foothill by Borrower; and seventh, to pay principal and accrued interest in respect of the Tranche B Term Loans.

((ii)	Upon the occurrence and during the continuance of
an Event of Default, all payments shall be applied, first, to pay any fees or expense reimbursements then due to Foothill from Borrower; second, to pay interest due in respect of all Advances; third, to pay principal of Advances and unreimbursed obligations in respect of Letters of Credit; fourth, to cash collateralize any issued and outstanding Letters of Credit; fifth, to pay principal and accrued and unpaid interest in respect of Tranche A Term Loan; sixth, to pay any other Obligations then due to Foothill by Borrower; and seventh, to pay principal and accrued interest in respect of the Tranche B Term Loans.

(c)	Promise to Pay.  Borrower hereby promises to pay in
United States Dollars in full the Obligations, including, without limitation, the principal amount of all Advances, the Tranche A Term Loan, the Tranche B Term Loans, and all accrued and unpaid interest and fees thereon, all in accordance with the terms of this Agreement.

3.0	CONDITIONS; TERM OF AGREEMENT.

3.1 	Conditions Precedent to Closing.  (a)  The obligation of
Foothill to close this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

(1) the Closing Date shall occur on or before April 14, 1999;

(2) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

(3) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

A)	the Disbursement Letter;

B)	the First Amendment to Copyright Security Agreement;

C)	the First Amendment to Trademark Security Agreement;

D)	the First Amendment License Agreement;


E)	the First Amendment and Reaffirmation of General
Continuing Guaranties;

F)	the First Amendment to Guarantor Security Agreements;

G)	the First Amendment to Guarantor Stock Pledge Agreement;

H)	the Escrow Agreement; and

 I)	the Participation Agreement

(4) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

(5) Foothill shall have received copies of any amendments to Borrower's Governing Documents effective after June 5, 1998, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(6) Foothill shall have received a certificate of status with respect to Borrower, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(7) Foothill shall have received certificates of status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(8) Foothill shall have received copies of any amendments to any Guarantor's Governing Documents effective after June 5,
1998, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of the applicable Guarantor;

(9) Foothill shall have received a certificate of status with respect to each Guarantor, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(10) Foothill shall have received certificates of status with respect to each Guarantor, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(11) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

(12) Foothill shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

(13) Borrower shall have made its best efforts to obtain and deliver to Foothill such Collateral Access Agreements from Borrower's existing lessors, warehousemen, bailees, and other third persons as Foothill may require;

(14) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

(15) Foothill shall have been provided with a true and complete copy of each payment plan and any amendments thereof between Borrower and a Carrier (including, without limitation, Cellular Telephone Company d/b/a AT&T Wireless Services, a New York general partnership) and Foothill shall have expressed no objection to the terms of each such payment plans;

(16) Foothill shall have completed its final pre-closing examination of Borrower satisfactory to Foothill;

(17) Foothill shall have received verification from Purchasers' Agent that Purchasers have placed $7,000,000 in a designated escrow account as of the Closing Date, in accordance with the terms and conditions of the Escrow Agreement;

(18) Foothill shall have received payment of all expenses incurred by it in connection with the negotiation, documentation and closing of this Agreement (including without limitation the fees and expenses of Paul, Hastings, Janofsky & Walker LLP, counsel to Foothill);

(19) Foothill shall have received copies of all documents evidencing, supporting or otherwise verifying the merger of Ameritel P.R. with and into Borrower; and

(20) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

(b)	In addition to the conditions set forth in subsection
(a) above, the obligations of Foothill to close this Agreement is subject to the prior funding by Purchasers' Agent of the initial
Tranche B Term Loan in an amount of $2,000,000.

3.2 	Conditions Precedent to all Advances, all Letters of
Credit, and all Term Loans
The following shall be conditions precedent to all Advances, all Letters of Credit, the Tranche A Term Loan and the Tranche B Term
Loans hereunder:

(a 	The representations and warranties contained in this
Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b 	No Default or Event of Default shall have occurred and
be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c 	No injunction, writ, restraining order, or other order
of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

3.3	Condition Subsequent.
   As a condition subsequent to initial closing

hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a 	Within thirty (30) days of the Closing Date, Borrower
shall have delivered to Foothill an action plan with respect to Borrower's collection of Accounts, which plan shall be in form and substance satisfactory to Foothill.

(b)	Within sixty (60) days of the Closing Date, Borrower
shall have delivered to Foothill evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income and franchises (including, but not limited to, real property taxes, payroll taxes, sale taxes and franchise taxes) have been paid in full or that a payment plan is in place with the affected taxing authority.

(c)	Within thirty (30) days of the Closing Date, USCI and
Foothill shall execute a warrant purchase agreement or a warrant certificate, in a form reasonably acceptable to Foothill, wherein USCI shall issue to Foothill warrants for 25,000 shares of common stock of USCI at an exercise price equal to the average of the highest bid and lowest asked prices quoted in the National Association of Security Dealers, Inc. Automated Quotation System, or, if not quoted on the National Association of Security Dealers, Inc. Automated Quotation System, as reported by the National Quotation Bureau, Inc., as of the close of business on April 14, 1999.

3.4	Term .  This Agreement shall become
effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, Foothill shall have the right to terminate Foothill's obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5	Effect of Termination .
   On the date of termination of this Agreement, all

Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's commitments to provide additional credit hereunder are terminated.

3.6	Early Termination by Borrower.
   The provisions of Section 3.4 that

allow termination of this Agreement only on the Maturity Date notwithstanding, Borrower has the option, at any time upon ninety
(90) days prior written notice to Foothill, to terminate this Agreement by paying in cash to Foothill the remaining Obligations (including the success fee due under Section 2.11(c) and an amount equal to 105 % of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to (a) 4.00% of the Maximum Amount the if such termination occurs on or before June 5, 1999, (b) 3.00% of the Maximum Amount the if such termination occurs on or before June 5, 2000 but after June 5, 1999, (c) 2.00% of the Maximum Amount the if such termination occurs on or before June 5, 2001 but after June 5, 2000, (d) 1.00% of the Maximum Amount if such termination occurs prior to the Maturity Date but after June 5, 2001; provided, however, that the unpaid principal balance of the Tranche A Term Loan and the Tranche B Term Loans may be prepaid in whole or in part without penalty or premium to the extent otherwise permitted in Sections 2.3 and 2.4, respectively. The Early Termination Premium allowed under this Section 3.6 shall be paid to Foothill as follows: (a) 50.00% of the Early Termination Premium shall be paid prior to any payments to be made on the Tranche B Term Loans upon the termination of this Agreement, and (b) the remaining 50.00% of the Early Termination Premium shall be paid after the principal and all then accrued and unpaid interest owed on Tranche B Term Loans are paid in full.

3.7	Termination Upon Event of Default.   If Foothill terminates
this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this
Section 3.7 shall be deemed included in the Obligations.

4.	CREATION OF SECURITY INTEREST.

4.1	Grant of Security Interest.
   Borrower hereby grants to Foothill a

continuing security interest in all currently existing and

hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower.
Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2	 Negotiable Collateral.
   In the event that any Collateral, including

proceeds, is evidenced by or consists of Negotiable Collateral,

Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

4.3 	Collection of Accounts, General Intangibles, and
Negotiable Collateral.   At any time,
Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and
(b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

4.4	Delivery of Additional Documentation Required.   At any
time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

4.5	Power of Attorney.
    Borrower hereby irrevocably makes, constitutes, and

appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in
Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that
Foothill determines to be necessary.   The appointment of
Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's commitment to extend credit hereunder is terminated.

4.6	Right to Inspect.
 Foothill's obligations(through any of their officers, employees,

or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the

Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.
In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1	No Encumbrances.
 Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

5.2	Eligible Accounts.   The Eligible Accounts are bona fide existing
obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible
Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account
Debtor regarding any Eligible Account.

5.3	Intentionally Omitted.

5.4	Equipment.     All of the Equipment is used or held for
use in Borrower's business and is fit for such purposes.



5.5	Location of Inventory and Equipment.     The Inventory and

Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

5.6	Inventory Records.
    Borrower keeps correct and accurate records itemizing

and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

5.7	Location of Chief Executive Office; FEIN.    The chief
executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 58-2032126.

5.8	Due Organization and Qualification; Subsidiaries.
a 	Borrower is duly organized and existing and in
good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

(b 	Set forth on Schedule 5.8, is a complete and
accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class
owned directly or indirectly by Borrower.   All of the
outstanding Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c 	Except as set forth on Schedule 5.8, no Stock (or
any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

5.9	Due Authorization; No Conflict.

(a 	The execution, delivery, and performance by
Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

(b 	The execution, delivery, and performance by
Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

(c 	Other than the filing of appropriate financing
statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

(d 	This Agreement and the Loan Documents to which
Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(e 	The Liens granted by Borrower to Foothill in and
to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10	Litigation. There are
no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.

5.11	No Material Adverse Change.   All financial statements relating to
USCI or any other guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in
accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to
year-end audit adjustments) and fairly present USCI's (or such other guarantor's, as applicable) financial condition as of the date thereof and USCI's results of operations for the period then
ended.   There has not been a Material Adverse Change with
respect to USCI or Borrower (or such other guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

5.12	Solvency .  Borrower is Solvent.  No transfer of property
is being made by Borrower and

no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan
Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.13	Employee Benefits
 None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to
result in a Material Adverse Change.   None of Borrower or its
Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under
Section 40l(a)(29) of the IRC.


5.14	Environmental Condition
 .   None of Borrower's properties or assets has ever

been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous
Materials.   None of Borrower's properties or assets has ever
been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any
environmental protection statute.   No Lien arising under any
environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15	Brokerage Fees
  No brokerage commission or Binders fees have or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.

5.16	Compliance with Laws.
(a 	Borrower is in compliance, in all material
respects, with all laws and regulations, including the Communications Act, FCC Rules, and those relating to telecommunications, copyright, pollution and environmental control, equal employment opportunity and employee safety, in all jurisdictions in which any Borrower is currently doing business.

(b 	All Permits are in full force and effect and
there are no pending or threatened complaints, investigations, inquiries or proceedings by or before any Governmental Authority or any actions or events that (i) could result in the revocation, cancellation, adverse modification or non-renewal of any Permit or the imposition of a material fine or forfeiture, or (ii) otherwise result in a Material Adverse Change.

5.17	Material Carriers.
 The Material Carriers collectively account for not less than 85% of the aggregate amount of the Borrowers' volume of
telecommunications traffic through Carriers.   Except for those
Carrier Agreements and related defaults thereto as set forth on
Schedule 5.17, each Carrier Agreement in respect of a Material Carrier is in full force and effect and Borrower is not in material default thereunder.

5.18	Payment of Taxes.
Except for those tax returns and any taxes related thereto as set forth on Schedule 5.18, all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including any real property taxes, payroll taxes and sales taxes), have been paid when due.


5.19	Special Purpose Holding Company.   USCI does not have any
significant liabilities (other than Obligations arising under the Loan Documents to which it is a party, those obligations reflected on Schedule 5.19, and those obligations arising under the guaranty of the obligations of Borrower under the Radio Shack Agreement), own any significant assets (other than the capital Stock of Borrower and cash proceeds received from issuances of equity securities, or engage in any other significant activity or business.

5.20	U.S. Communications
U.S. Communications does not own any significant assets or have any significant liabilities (other than Obligations arising under the Loan Documents to which it is a party) other than those assets, and liabilities reflected on Schedule 5.20, and shall not engage in any significant activity or business other than in connection therewith.

5.21	Inactive Subsidiaries .
   The Inactive Subsidiaries do not engage in any

significant activity or business, have any significant

liabilities, or own any significant assets.



5.22	Year 2000 Compliance.

(a 	On the basis of a comprehensive inventory, review

and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of Borrower's material suppliers and vendors (including Celltech and any other billing or collection vendor), Borrower's management is of the considered view that Borrower, its products, and all such suppliers and vendors will be Year 2000 Compliant before September 30, 1999.

(b 	Borrower (i) has undertaken a detailed inventory,
review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detail plan and timeline for becoming Year 2000 Compliant on a timely basis, and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

5.23	USCI Unsecured Notes.    The USCI unsecured
convertible notes have been converted to common equity and are no longer issued and outstanding. In addition, USCI never issued any senior unsecured fixed rate notes to Borrower. As of the Closing Date, there are no outstanding notes, other indebtedness or claims owed by Borrower to USCI.

6.	AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

6.1	Accounting System
 Maintain a standard and modern system of accounting that enables

Borrower and USCI to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower and USCI also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2	Collateral Reporting
 .   Provide Foothill with the following documents at

the following times in form satisfactory to Foothill:  (a) on a weekly basis, and in any event by no later than the last day of each week during the term of this Agreement, (i) a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date,
(ii) a summary of each billing cycles completed during the preceding week, and a listing of any backlogged billing cycles or other backlogged billings, (iii) a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, including detail with respect to each account payable due to each Carrier that has entered into a Carrier Agreement with Borrower, (iv) a summary of all unbilled subscriber accounts as provided to Borrower by Celltech and any other third Person providing billing or collection services to Borrower and (v) rolling thirteen (13) week cash flow projections in form being provided to Foothill as of the Closing Date, (c) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base,
(ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill and (iii) detailed calculation of Eligible Cellular Subscribers, (d) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a summary of all deactivated subscriber accounts with respect to Borrower's cellular telecommunications services which have been terminated or permitted to lapse during the preceding thirty (30) days, and
(ii) a detailed report reflecting the payment of all applicable state and federal excise taxes, and any other state or municipal taxes, due and payable during the preceding month in connection with Borrower's business activities, (e) on each Business Day, notice of all disputes or claims, (f) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips in connection with the Accounts, (g) on a quarterly basis, and, in any event, no later than thirty (30) days following the end of the quarter to be measured, a detailed list of Borrower's customers, and (h) such other reports as to the Collateral or the financial condition of Borrower or USCI as Foothill may request from time to time.

6.3	Financial Statements, Reports, Certificates.   Deliver to
Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each month during each of USCI's fiscal years, a company prepared consolidated and consolidating balance sheets, income statements, and statements of cash flow covering USCI's and each of its Subsidiaries operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of USCI's fiscal years, consolidated and consolidating financial statements of USCI and each of its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default (with the consolidated report for fiscal year 1998 being
due on or before April 30, 1999).   Such audited consolidated and
consolidating financial statements shall include balance sheets, profit and loss statements, and statements of cash flow for USCI and each such Subsidiary, and, if prepared, such accountants'
letter to management.   Each such unaudited financial statements
prepared on a consolidating shall present USCI, Borrower and each other related Subsidiary of USCI separately, and on a consolidated basis and shall include a comparison by line item of Borrower's actual and budgeted performance as set forth in the Budget.

Together with the above, Borrower also shall deliver to Foothill USCI's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by USCI with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by USCI to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of USCI or Borrower.


Each month, together with the financial
statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by the chief financial officer of USCI to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of USCI and each of its Subsidiaries,
(ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) Borrower is not in default with respect to any of its obligations to any Material Carrier under any Carrier Agreement, or, if Borrower is in such default, specifying the details of each such default, (iv) Borrower is not in default with respect to any of its obligations under any agreement between Borrower and RadioShack, or, if Borrower is in such default, specifying the details of each such default, (v) for each month that also is the date on which the covenants contained in Section 7.24 are to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable covenants contained in Section 7.24 and (vi) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), (iii), (iv), or (v) to the extent of any noncompliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

In addition to the financial statements required to be delivered as set forth above, not later than ninety (90) days prior to the end of USCI's fiscal year ending December 31, 1999, and not later than ninety (90) days prior to the end of each fiscal year of USCI occurring thereafter, Borrower shall deliver to Foothill consolidated and consolidating financial projections (including projected income statements, balance sheets and statements of cash flow, all projected on a monthly basis for the succeeding fiscal year and on an annual basis for each fiscal year thereafter until the termination of this Agreement and in each case prepared on a consolidated and a stand-alone basis), for USCI and each of its Subsidiaries (including Borrower and any other Guarantors), in each case, in the form of the Budget, and in substance (including the amount, and required timing, of any projected capital contributions) and detail satisfactory to Foothill in its sole and absolute discretion which projections, to the extent acceptable to Foothill, shall replace the then current Budget; all such financial projections shall be reasonable, and shall be certified by the chief financial officer of Borrower as having been prepared (1) in accordance with GAAP as and to the extent applicable to the preparation and presentation of financial projections, (2) on a good faith, best estimate basis, and (3) on the basis of assumptions believed by USCI and Borrower to be reasonable at the time made, and (4) on the basis of the best information then available to USCI and Borrower at the time made.

Borrower shall have issued written instructions
to its independent certified public accountants authorizing them to communicate with Foothill, and to release to Foothill, whatever financial information concerning USCI and Borrower that
Foothill may request.   Borrower hereby irrevocably authorizes
and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of USCI's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding USCI and Borrower's business affairs and financial conditions.

6.4	Tax Returns   Deliver to
Foothill copies of each of Borrower's federal income tax returns filed after the Closing Date, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue
Service.   Deliver satisfactory evidence of payment of applicable
excise taxes in each jurisdictions in which (a) Borrower conducts business or is required to pay any such excise tax, (b) where Borrower's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower, or (c) where Borrower's failure to pay any such applicable excise tax would otherwise constitute a Material Adverse Change.

6.5	Guarantor Reports
 Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

6.6	Returns .   Cause returns and
allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

6.7	Title to Equipment
  Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.8	Maintenance of Equipment
 .   Maintain the Equipment in good operating condition

and repair (ordinary wear and tear excepted), and make all

necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and
preserved.   Other than those items of Equipment that constitute
fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

6.9	Taxes.   Cause all assessments
and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a
Permitted Protest.   Borrower shall make due and timely payment
or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with
respect thereto.   Borrower will make timely payment or deposit
of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

6.10	Insurance.
(a 	At its expense, keep the Collateral insured
against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses.
  Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b 	All such policies of insurance shall be in such
form, with such companies, and in such amounts as may be
reasonably satisfactory to Foothill.   All hazard insurance and
such other insurance as Foothill shall specify, shall contain a Form 438BFU (NS) endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all
or a part of such insurance payment.   Borrower shall deliver to
Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

(c 	Original policies or certificates thereof
satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least thirty (30) days prior to the
expiration of the existing or preceding policies.   Borrower
shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss.
  Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability
to Borrower whatsoever in respect of such adjustments.   Any
monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or
restorations.   All repairs, replacements, or restorations shall
be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior
to such damage or destruction.   Upon the occurrence of an Event
of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

(d 	Borrower shall not take out separate insurance
concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard 438BFU (NS) endorsement, or
its local equivalent.   Borrower immediately shall notify
Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

6.11	No Setoffs or Counterclaims
   Make payments hereunder and under the other

Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.12	Location of Inventory and Equipment.   Keep the Inventory
and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

6.13	Compliance with Laws
 .   Comply with the requirements of all applicable laws,

rules, regulations, and orders of any governmental authority, including the Communications Act, FCC Rules, and those relating to telecommunications, the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.14	Employee Benefits.
(a 	Cause to be delivered to Foothill, each of the
following: (i) promptly, and in any event within ten (10) Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.


(b 	Cause to be delivered to Foothill, upon
Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three (3) most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three (3) plan years for each Benefit t Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions;
(vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

6.15	Leases.   Pay when due all
rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted
Protest.   To the extent that Borrower fails timely to make
payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

6.16	Brokerage Commissions
 .   Pay any and all brokerage commission or finders
fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.

6.17	Intentionally Omitted.

6.18	Maintenance of Billing, Cycles.   Prepare or cause to be
prepared and submit billing statements to all applicable Account Debtors under each of Borrower's billing cycles within twenty
(20) calendar days following the closing date of each such billing cycle.

6.19	Payables  (a)	Pay, on or
before sixty (60) days from the invoice date or as otherwise agreed upon by a respective carrier providing services to Borrower, subject to any payment plan in effect and agreed to in writing between Borrower and any Carrier to which Foothill has expressed no objection to such plan as set forth on Schedule 6.19 attached hereto, all amounts due under all accounts payable due to any Carrier arising out of any Carrier Agreement between such Carrier and Borrower; and

(b 	pay, on or before sixty (60) days from the
invoice date, all amounts due under all accounts payable due to any retailer in connection with the sale of Subscriptions to Borrower's telephone services by such retailer or to a billing service provider in connection with the provision of billing or collection services to Borrower.

6.20	Carrier Agreements, and Other Agreements.  Borrower shall
deliver Foothill copies of all Carrier Agreements, as such Carrier Agreements are executed or otherwise amended, and/or other material agreements in effect between such Borrower, on the one hand, and a Carrier or other Person, on the other hand.

6.21	Year 2000 Compliance
 .   Borrower, Celltech, and any other billing or

collection service provider will be Year 2000 Compliant by

September 30, 1999.

6.22	Collateral Access Agreements
 .   On or before the date that (a) Borrower

enters into a renewal or extension of its existing lease

agreement with the existing lessor of Borrower's chief executive office, or (b) Borrower's enters into a lease agreement with a new lessor in connection with the relocation of Borrower's chief executive office, Borrower shall obtain and deliver to Foothill a Collateral Access Agreement with respect to Borrower's Chief Executive Office from the Borrower's lessor, in form and substance satisfactory to Foothill.

6.23 Delivery to Purchasers' Agent. Any reports, financial statements and other information to be provided by Borrower to Foothill pursuant to this Article 6 shall simultaneously be provided to Purchasers' Agent for distributions to Purchasers.

7.	NEGATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

7.1	Indebtedness .  Create,
incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)	Indebtedness of Borrower, owed to USCI or any
Subsidiary of USCI, so long as any such Indebtedness is subordinated to Borrower's Obligations to Foothill on terms and conditions satisfactory to Foothill;

(b)	Indebtedness evidenced by this Agreement,
together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

(c)	Indebtedness set forth in Schedule 7.l;

(d)	Indebtedness secured by Permitted Liens;

(e)	Indebtedness to RadioShack subject to the
provisions of the RadioShack Agreements;

(f)	Indebtedness permitted under Section 7.6 hereof;
and

(g)	refinancing, renewals, or extensions of
Indebtedness permitted under clauses (c) and (d) of this Section 7.l (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

7.2	Liens..   Create, incur, assume,
or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.l(g) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

7.3	Restrictions on Fundamental Changes.   Enter into any
merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

7.4	Disposal of Assets
  Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted.

7.5	Change Name .   Change
Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

7.6	Guarantee .   Guarantee or
otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

7.7	Nature of Business
  Make any change in the principal nature of Borrower's business.

7.8	Prepayments and Amendments.
(a)	Except in connection with a refinancing permitted
by Section 7.1(g), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

(b)	Directly or indirectly, amend, modify, alter,
increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections
7.l(c), (d), or (e).

7.9	Change of Control
 Without Foothill's consent, which consent shall not be

unreasonably withheld, cause, permit, or suffer, directly or indirectly, any Change of Control; provided, however, that so long as no Change in Control results, Borrower and USCI may issue additional equity from time to time.

7.10	Consignments .   Consign
any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11	Distributions .   Make any
distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding, except, so long as no Default or Event of Default has occurred or is continuing at the time of such payment or would result therefrom, Borrower may declare and pay dividends or other distributions in cash to USCI to make payment of (a) USCI's and its other Subsidiaries' general and administrative operating expenses, incurred in the ordinary course of business of USCI or such other Subsidiary, conducted in the manner in effect as of the Closing Date, and (b) federal, state, local, and foreign taxes and other assessments of a similar nature (whether imposed directly or through withholding) then due and owing, in each case, as determined in good faith by the Board of Directors of Borrower and solely to the extent arising from or directly related to USCI's ownership interest in Borrower, if and so long as USCI promptly uses the proceeds of such dividends or other distributions solely to satisfy such obligations.

7.12	Accounting Methods
  Modify or change its method or accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral
or USCI and Borrower's financial condition.   Borrower waives the
right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

7.13	Investments   Directly or
indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person, provided, however, to the extent that distributions shall be deemed to be investments, Borrower may make such distributions in accordance with Section 7.11.

7.14	Transactions with Affiliates.  Directly or indirectly enter
into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

7.15	Suspension.   Suspend or
go out of a substantial portion to its business.

7.16	Intentionally Omitted.

7.17	Use of Proceeds
Use the proceeds of the Advances and the initial Tranche B Term Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay in full the amount, of all delinquent taxes payable reflected on Schedule 5.18, (ii) to pay transactional costs and expenses incurred in connection with this Agreement, and (iii) to provide working capital to Borrower and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

7.18	Change in Location of Chief Executive Office;
Inventory and Equipment with Bailees.
   Relocate its chief executive office to a new location

without providing thirty (30) days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

7.19	No Prohibited Transactions Under ERISA. Directly or indirectly:

(a)	engage, or permit any Subsidiary of Borrower to
engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)	permit to exist with respect to any Benefit Plan
any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)	fail, or permit any Subsidiary of Borrower to
fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit
Plan;

(d)	terminate, or permit any Subsidiary of Borrower
to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA
Affiliate under Title IV of ERISA;

(e)	fail, or permit any Subsidiary of Borrower to
fail, to make any required contribution or payment to any Multiemployer Plan;

(f)	fail, or permit any Subsidiary of Borrower to
fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)	amend, or permit any Subsidiary of Borrower to
amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h)	withdraw, or permit any Subsidiary of Borrower to
withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $25,000.

7.20	Intentionally Omitted.

7.21	Conduct of Business
  Engage in, and Borrower shall cause each of its Subsidiaries not to engage in, any business other than other than the business currently conducted by Borrower or such Subsidiary as of the Closing Date and other lines of business reasonably incidental or related thereto; provided, however, that Borrower shall not permit any material increase in or resumption of any business activities related to Borrower's acting as an activation and processing agent for third party sellers of cellular and paging telecommunications services.

7.22	Contracts with Carriers or Other Persons.   Enter into any
new contractual arrangements with Carriers or other Persons, or materially amend, modify, or extend existing contractual arrangements with Carriers or other Persons, if the effect would be to prohibit Foothill from having a Lien on the rights of Borrower thereunder, to prohibit disclosure of the terms thereof to Foothill, to grant a Lien to the Carrier or such other Person on any of the Collateral, to authorize any Carrier or such other Person to withhold delivery of call transaction record tapes other than after the occurrence of a default under the relevant agreement, or to authorize any Carrier or such other Person to contact or directly bill customers of such Borrower with respect to services provided by such Carrier or such other Person to Borrower.

7.23	Modification of Customer Agreement.   Make any material
modification to or change in Borrower's existing form agreement entered into with each of Borrower's existing and prospective Eligible Cellular Phone Subscribers, or any agreement with any other retailer in connection with the sale of subscriptions to Borrower's telecommunications services that would have the effect of limiting or prohibiting the ability of Borrower or Foothill to assign the rights of Borrower under any such subscriber agreement, or any other agreement with any other retailer in connection with the sale of subscriptions to Borrower's telecommunications services, that reasonably could be expected to have or result in a material adverse impact on the rights of Foothill in the Collateral or in each such agreement, or that reasonably could be expected to result in a Material Adverse Change.

7.24	Financial Covenants.
  Suffer a variance from the Budget with respect to the line items indicated below in excess of the amount set forth opposite each such line item measured on a monthly basis on the date thirty (30) days following the last day of each month for such month, commencing on June 30, 1999 (for the month of May, 1999):

	Budget Line Item:
	Variance:
Total Revenue Shall not be less than 85% of Budget
Total A/R Collections Shall not be less than 85% of Budget

Subscribers Cellular Ending Balance

Shall not be less than 85% of Budget

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this
Agreement:

8.1	If Borrower fails to pay when due and payable or when
declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

8.2	If Borrower fails to perform, keep, or observe, in any
material respect, any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

8.3	If there is a Material Adverse Change;

8.4	If any material portion of Borrower's properties or
assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

8.5	If an Insolvency Proceeding is commenced by Borrower;

8.6	If an Insolvency Proceeding is commenced against
Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligations to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

8.7	If Borrower is enjoined, restrained, or in any way
prevented by court order from continuing to conduct all or any material part of its business affairs;

8.8	If a notice of Lien, levy, or assessment is filed of
record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

8.9	If a judgment or other claim becomes a Lien or
encumbrance upon any material portion of Borrower's properties or assets;

8.10	(a)	If, other than in connection with any Permitted
Celltech Dispute there is a default in any agreement with Celltech; or

(b)	If (i) Borrower shall fail to pay all amounts due
under all Borrower's accounts payable due to any Carrier under any Carrier Agreement on or before the date sixty (60) days from the invoice date therefor, except as provided for in Section 6.19, or (ii) there occurs any other default under any Carrier Agreement including, without limitation, any negotiated payment plans with any Carrier; or

(c)	If Borrower shall fail to pay any amounts due
under any of Borrower's accounts payable due to any other third
Person in connection with the sale of subscriptions to Borrower's telecommunication services by such third Person; or

(d)	If there is a default in any material agreement
to which Borrower is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate any such agreement, or otherwise results in or reasonably could be expected to result in a Material Adverse Change; or

(e)	If there is a default in any negotiated tax
payment plans with any  taxing authority.

8.11	If Borrower makes any payment on account of
Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.12	If any misstatement or misrepresentation exists now or
hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

8.13	If the obligation of any guarantor under its guaranty
or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

8.14	USCI shall make Consolidated Capital Expenditures (a)
for the period from and after the Closing Date through the end of USCI's fiscal year ending December 31, 1998, in excess of $1,300,000, and (b) for USCI's fiscal year ending December 1, 1999, in excess of $2,500,000.

9.	FOOTHILL'S RIGHTS AND REMEDIES.

9.1	Rights and Remedies.
  Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)	Declare all Obligations, whether evidenced by
this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)	Cease advancing money or extending credit to or
for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

(c)	Terminate this Agreement and any of the other
Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

(d)	 Settle or adjust disputes and claims directly
with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

(e)	Cause Borrower to hold all returned Inventory in
trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

(f)	Without notice to or demand upon Borrower or any
guarantor, to make such payments and do such acts as Foothill considers necessary or reasonable to protect Foothill's security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

(g)	Without notice to Borrower (such notice being
expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

(h)	Hold, as cash collateral, any and all balances
and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, sufficient to secure the full and final repayment of all of the Obligations;

(i)	Seek the appointment of a receiver or keeper to
take possession of the Collateral and to enforce any of Foothill's remedies with respect to such appointment without prior written notice or hearing;

(j)	Ship, reclaim, recover, store, finish, maintain,
repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

(k)	Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places
(including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(l)	Foothill shall give notice of the disposition of
the Collateral as follows:

(i)	Foothill shall give Borrower and each
holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(ii)	The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.
Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

(iii)	If the sale is to be a public sale,
Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(m)	Foothill may credit bid and purchase at any
public sale; and

(n)	Any deficiency that exists after disposition of
the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

9.2	Remedies Cumulative.
  Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay Foothill shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES
If Borrower fails to pay any monies (whether taxes,

assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or
(c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.
11.1	Demand; Protest; etc.
   Borrower waives demand, protest, notice of protest,

notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

11.2	Foothill's Liability for Collateral.   So long as Foothill
complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3	Indemnification.
Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities").
Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such
Indemnified Person.   This provision shall survive the
termination of this Agreement and the repayment of the Obligations.

12.	 NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill as the case may be, at its address set forth below:

If to Borrower:	AMERITEL COMMUNICATIONS, INC.
6115A Jimmy Carter Blvd.,
Norcross, Georgia 30071
Attn:  Mr.  Robert Kostrinsky
Fax No.  (770) 840-0905

with copies to:	THE LAW OFFICE OF LEONARD R.  GLASS
45 Central Avenue
Tenafly, New Jersey 07670
Attn:  Leonard R. Glass, Esq.
Fax No.  (201) 894-1718

with copies to:	DUANE, MORRIS & HECKSCHER
One Liberty Place
Philadelphia, Pennsylvania  19103
Attn:  John F. Horstmann, Esq.
Fax No. (215) 979-1020

If to Foothill:		FOOTHILL CAPITAL CORPORATION
11111 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025-3333
Attn:  Business Finance Division Manager
Fax No.  (310) 478-9788

with copies to:	FOOTHILL CAPITAL CORPORATION
Northpark Town Center, Bldg. 400
1000 Abernathy Rd., N.E., Suite 1450
Atlanta, Georgia 30328
Attn: Mr. Christopher Coutu
Fax No. (770) 508-1325

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
600 Peachtree St., N.E., Suite 2400
Atlanta, Georgia 30308
Attn: Jesse H. Austin, III, Esq.
Fax No. (404) 815-2424

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.
 Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF
THE STATE OF CALIFORNIA.   THE PARTIES AGREE THAT ALL ACTIONS OR
PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE
MATTER IN CONTROVERSY.   EACH OF BORROWER AND FOOTHILL WAIVES, TO
THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE
WITH THIS SECTION 13.   BORROWER AND FOOTHILL HEREBY WAIVE THEIR
RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR
STATUTORY CLAIMS.   EACH OF BORROWER AND FOOTHILL REPRESENTS THAT
IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL
COUNSEL.   IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT
MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	DESTRUCTION OF BORROWER'S DOCUMENTS.

All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15.	GENERAL PROVISIONS.

15.1	Effectiveness.
This Agreement shall be binding and deemed effective when executed by

Borrower and Foothill and all of the conditions of Section 3.1 hereof have been satisfied or waived by Foothill.



15.2	Successors and Assigns.
   This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign its rights and obligations under this Agreement and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business; provided, however, any actual or potential assignee or participant must agree to be bound by the terms of the confidentiality provisions of this Agreement as set forth in Section 15.10 hereof. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

15.3	Section Headings.
Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.4	Interpretation.
 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.5	Severability of Provisions .  Each provision of this
Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.6	Amendments.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Foothill and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.7	Counterparts; Telefacsimile Execution.   This Agreement may
be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

15.8	Revival and Reinstatement of Obligations.  If the
incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.9	Integration.
 This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the

transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

15.10	Confidentiality
Foothill and each Participant agree to keep all material,

non-public information regarding USCI, Borrower and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event Foothill and each Participant may make disclosures (a) to counsel for and other advisors, accountants, and auditors to Foothill and each such Participant, (b) reasonably required by any bona fide potential or actual assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by Foothill of an interest herein or any participation interest in Foothill's rights hereunder, (c) of information that has become public by disclosures made by Persons other than Foothill, its affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereinabove first written:

BORROWER:
AMERITEL COMMUNICATIONS, INC., a Delaware corporation

By:

Title:


LENDER:
FOOTHILL CAPITAL CORPORATION, a California corporation


	TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.	2
1.1	Definitions	2
1.2	Accounting Terms	22
1.3	Code	22
1.4 	Construction	23
1.5	Schedules and Exhibits	23

2. 	LOAN AND TERMS OF PAYMENT.	23
2.1	Revolving Advances.	23
2.2 	Letters of Credit.	24
2.3 	Tranche A Term Loan	27
2.4 	 Tranche B Term Loan	27
2.5 	Overadvances	29
2.6 	Interest and Letter of Credit Fees:  Rates, Payments,
and Calculations.	29
2.7	Collection of Accounts	31
2.8	Crediting Payments; Application of Collections	31
2.9	Designated Account	32
2.10	Maintenance of Loan Account; Statements of Obligations
	32
2.11	Fees	33
2.12	Payments	34

3.	CONDITIONS; TERM OF AGREEMENT.	35
3.1 	Conditions Precedent to Closing	35
3.2 	Conditions Precedent to all Advances, all Letters of
Credit, and all Term Loans	38
3.3	Condition Subsequent	38
3.4	Term	39
3.5	Effect of Termination	39
3.6	Early Termination by Borrower	39
3.7	Termination Upon Event of Default	40

4.	CREATION OF SECURITY INTEREST.	40
4.1	Grant of Security Interest	40
4.2	 Negotiable Collateral	40
4.3 	Collection of Accounts, General Intangibles, and
Negotiable Collateral	40
4.4	Delivery of Additional Documentation Required	41
4.5	Power of Attorney.   	41
4.6	Right to Inspect.   	42

5.	REPRESENTATIONS AND WARRANTIES.	42
5.1	No Encumbrances.   	42
5.2	Eligible Accounts.   	42
5.3	Intentionally Omitted.	42
5.4	Equipment.    	42
5.5	Location of Inventory and Equipment.    	43
5.6	Inventory Records.   	43
5.7	Location of Chief Executive Office; FEIN.   	43
5.8	Due Organization and Qualification; Subsidiaries.	43
5.9	Due Authorization; No Conflict.	44
5.10	Litigation.  	44
5.11	No Material Adverse Change	45
5.12	Solvency	45
5.13	Employee Benefits	45
5.14	Environmental Condition	45
5.15	Brokerage Fees	46
5.16	Compliance with Laws.	46
5.17	Material Carriers	46
5.18	Payment of Taxes	46
5.19	Special Purpose Holding Company	46
5.20	U.S. Communications	47
5.21	Inactive Subsidiaries	47
5.22	Year 2000 Compliance.	47

6.	AFFIRMATIVE COVENANTS.	48
6.1	Accounting System	48
6.2	Collateral Reporting	48
6.3	Financial Statements, Reports, Certificates	49
6.4	Tax Returns	51
6.5	Guarantor Reports	51
6.6	Returns	51
6.7	Title to Equipment	51
6.8	Maintenance of Equipment	51
6.9	Taxes	52
6.10	Insurance.	52
6.11	No Setoffs or Counterclaims	53
6.12	Location of Inventory and Equipment	53
6.13	Compliance with Laws	54
6.14	Employee Benefits.	54
6.15	Leases	55
6.16	Brokerage Commissions	55
6.17	Intentionally Omitted.	55
6.18	Maintenance of Billing, Cycles	55
6.19	Payables	55
6.20	Carrier Agreements, and Other Agreements	55
6.21	Year 2000 Compliance	56
6.22	Collateral Access Agreements	56

7.	NEGATIVE COVENANTS.	56
7.1	Indebtedness	56
7.2	Liens.  	57
7.3	Restrictions on Fundamental Changes	57
7.4	Disposal of Assets	57
7.5	Change Name	57
7.6	Guarantee	57
7.7	Nature of Business	58
7.8	Prepayments and Amendments.	58
7.9	Change of Control	58
7.10	Consignments	58
7.11	Distributions	58
7.12	Accounting Methods	58
7.13	Investments	59
7.14	Transactions with Affiliates	59
7.15	Suspension	59
7.16	Intentionally Omitted.	59
7.17	Use of Proceeds	59
7.18	Change in Location of Chief Executive Office;
Inventory and Equipment with Bailees	59
7.19	No Prohibited Transactions Under ERISA	60
7.20	Intentionally Omitted	61
7.21	Conduct of Business	61
7.22	Contracts with Carriers or Other Persons	61
7.23	Modification of Customer Agreement	61
7.24	Financial Covenants	61

8.	EVENTS OF DEFAULT.	62

9.	FOOTHILL'S RIGHTS AND REMEDIES.	64
9.1	Rights and Remedies	64
9.2	Remedies Cumulative	67

10.	TAXES AND EXPENSES	67

11.	WAIVERS; INDEMNIFICATION.	67
11.1	Demand; Protest; etc	67
11.2	Foothill's Liability for Collateral	68
11.3	Indemnification	68

12.	 NOTICES.	68

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	70

14.	DESTRUCTION OF BORROWER'S DOCUMENTS.	71

15.	GENERAL PROVISIONS.	71
15.1	Effectiveness	71
15.2	Successors and Assigns	71
15.3	Section Headings	71
15.4	Interpretation	72
15.5	Severability of Provisions	72
15.6	Amendments 	72
15.7	Counterparts; Telefacsimile Execution	72
15.8	Revival and Reinstatement of Obligations	72
15.9	Integration.	73
15.10	Confidentiality	73

	SCHEDULES AND EXHIBITS
Schedule M-1 - Material Carriers
Schedule P-1 - Permitted Liens
Schedule 5.8 - Capitalization and Organization
Schedule 5.10 - Litigation
Schedule 5.13 - ERISA Benefit Plans
Schedule 5.17 - Delinquent Material Carrier Agreement
Schedule 5.18 - Delinquent Tax Returns and Taxes
Schedule 5.19 - USCI Obligations
Schedule 5.20 - U.S. Communications Assets and Liabilities
Schedule 6.12 - Location of Inventory and Equipment
Schedule 6.19 - Carrier Payment Plans
Schedule 7.1 - Permitted Indebtedness
Exhibit B-1 - Budget
Exhibit C-1 - Form of Compliance Certificat


AMERITEL COMMUNICATIONS, INC.
SCHEDULES TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Schedule M-1 (Material Carriers)
GTE Mobilnet Service Corp. (under agreement with Borrower dated 10/23/96) U S WEST NewVector Group, Inc. d/b/a AirTouch Cellular
     (under agreement with Borrower dated 11/6/96)
Cellular Telephone Company d/b/a AT&T Wireless Services
     (under agreement with Borrower dated 9/24/97)
Puerto Rico Telephone Company, Celulares Telefonica
     (under agreement dated 10/13/97 and assigned to Borrower on 5/26/98)

Schedule P-1 (Permitted Liens)
	None.

Schedule 2.7 (Deposit and Investment Accounts)
	None.

Schedule 5.8 (Subsidiaries)
	(b) Borrower has no direct or indirect subsidiaries.
	(c) None.

Schedule 5.10 (Litigation)
	See attached Schedule 5.10

Schedule 5.13 (ERISA Benefit Plans)
	None.

Schedule 5.18 (Delinquent Tax Returns and Taxes)
	See attached Schedule 5.18.

Schedule 5.19 (USCI Obligations)

None, except as set forth in Schedule 5.10 (Litigation)

Schedule 5.20 (U.S. Communications, Inc. Obligations)

None, except as set forth in Schedule 5.10 (Litigation)

Schedule 6.12 (Locations of Inventory and Equipment)
	6115-A Jimmy Carter Blvd., Norcross, Georgia 30071

Schedule 7.1 (Permitted Indebtedness)
	PaineWebber Inc.
	RadioShack, a division of Tandy Corporation